Exhibit 99.2

Dear Team,

We wanted to share with you the stockholder letter we are sending today that corrects the misleading claims Sanofi has made as a part of its efforts to replace our Board of Directors and acquire our company at an opportunistic, low price. A copy of our press release and letter can be found here: http://investors.medivation.com/releasedetail.cfm?ReleaseID=976970

As we have stated before, these communications are a key part of our campaign to prevent Sanofi from seizing the value that rightly belongs to our stockholders – including many of you. We will of course continue to update you with new developments. In the meantime, let’s finish the second quarter with a strong push and carry that momentum into the second half of 2016.

If you are a Medivation stockholder, we urge you to follow the directions in the letter to reject Sanofi’s solicitation efforts. You can also review all of our materials related to this situation by visiting our dedicated website, www.medivationforstockholders.com.

Thank you again for everything that you do for Medivation and our patients.

Sincerely,

David & Marion

Forward-Looking Statements

Forward-looking statements are made throughout this document. The forward-looking statements in this document include, but are not limited to, estimates and other speculative statements regarding the potential for XTANDI and Medivation’s pipeline assets and how they will drive growth for Medivation, Medivation’s strategy, plans, initiatives, revenue target for 2020 and other anticipated financial performance, expected clinical and regulatory developments, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “expect,” believe,” “should,” “potential,” “suggest” or similar expressions. All forward-looking statements are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; the risk that competitive, regulatory, or other factors could negatively impact the pricing of XTANDI or any future products; risks that unexpected adverse events could impact sales of XTANDI; the risk that clinical trials of XTANDI and product candidates in our pipeline will be unsuccessful; the inherent uncertainty associated with the regulatory approval process and the related risk of failure to obtain marketing approval for XTANDI for additional patient populations and indications and/or product candidates in our pipeline; competition from other approved or generic products similar to XTANDI or product candidates in our pipeline; failure to cost-effectively manufacture product candidates in our pipeline; general economic conditions; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016, and its latest Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this document. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this document.

Additional Information

This document is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi has filed a consent solicitation statement with the SEC and may file tender offer or other documents with the SEC. Medivation has filed with the SEC a definitive consent revocation statement together with a GREEN consent revocation card. Stockholders may obtain the consent revocation statement (including any amendments or supplements thereto) and any related materials, free of charge, at the website of the SEC at www.sec.gov, and from any solicitation agent named in the consent revocation materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read the consent revocation statement (including any amendments or supplements thereto), as well as any other documents relating to the consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions because these documents contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with Sanofi’s consent solicitation. Information regarding the identity of these participants and their direct or indirect interests, by shareholdings or otherwise, is set forth in the definitive consent revocation statement filed with the SEC in connection with the consent solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is also set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Stockholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, and in Medivation’s latest Quarterly Report on Form 10-Q.